VALENCE AND D&H DISTRIBUTING SIGN VENDOR AGREEMENT
         VALENCE'S N-CHARGE(TM) POWER SYSTEM TO BE AVAILABLE THROUGH D&H


AUSTIN, TX, JUNE 25, 2003 -- Valence Technology, Inc. (NASDAQ: VLNC), a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries, and D&H Distributing, a leading national computer products distributor, today announced that they have reached an agreement to distribute Valence's N-Charge(TM) Power System.

"D&H has a proven track record with its partners and an expansive distribution network to market segments that we feel are appropriate targets for our N-Charge product," stated Stephan Godevais, chairman and CEO of Valence. "We were seeking a distribution partner to help us penetrate certain markets, and with its specialized and dedicated sales force, D&H was the right choice."

"As mobility and power availability continue to be a top priority in a variety of sectors, we have seen a great need for a product like Valence's N-Charge Power System," stated Rick Prayer, senior buyer for D&H Distributing. "We strive to bring our customers the latest and most advanced technology solutions, and the N-Charge system definitely fits into this category."

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.

ABOUT D&H DISTRIBUTING

One of America's largest wholesale distributors of microcomputer products, consumer electronics, educational products and security products, D&H has been distributing to the reseller and solution provider community for more than 84 years. D&H leads the computer industry in emerging technologies and is known for providing every solution

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provider -- from large, national accounts to small, independent business owners
-- with top-quality products, competitive prices and highly personalized service. For the second year running, D&H has been ranked highest in overall performance among the distributors evaluated in CRN magazine's 18th Annual Sourcing Study. D&H Distributing is headquartered in Harrisburg, PA, with shipping locations in Harrisburg, Boston, Ft. Lauderdale, Chicago, Dallas and Visalia, CA. For more information on D&H, call toll-free, (800) 340-1001, or visit the company's Web site at www.dandh.com.

FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.



MEDIA CONTACT                                INVESTOR CONTACT

Blanc and Otus Public Relations              Valence Technology
Sue Ellen M. Schaming                        Kevin Mischnick
SSCHAMING@BLANCANDOTUS.COM                   Vice President of Finance
(415) 856-5129                               (512) 527-2900





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